Exhibit 99.2

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share amounts)	December 31, 2009	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$824,577	$730,911
Accounts receivable, net	1,424,804	1,415,707
Income taxes receivable	—	19,210
Prepaid expenses and other current assets	242,584	249,257

Total current assets	2,491,965	2,415,085

Property, equipment and software, net	1,018,534	955,158
Goodwill	2,896,583	2,894,189
Other intangibles, net	438,041	436,383
Other assets	194,930	200,158

Total assets	$7,040,053	$6,900,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$273,096	$272,889
Accrued compensation and benefits	156,055	251,510
Other accrued liabilities	373,483	388,262
Income taxes payable	3,677	—
Deferred taxes	93,136	90,798
Current portion of Senior Notes, net of unamortized discount	249,993	249,984
Current portion of long-term debt	45,892	45,188
Current portion of unearned revenue	199,413	187,349

Total current liabilities	1,394,745	1,485,980

Senior Notes, net of unamortized discount	249,657	249,625
Other long-term debt	1,786,382	1,791,904
Deferred taxes	504,665	469,606
Other long-term liabilities	269,289	281,726

Total liabilities	4,204,738	4,278,841

Commitments and contingencies (See Note 9)

Stockholders’ equity:
Class A common stock, $.01 par value, 500,000 shares authorized, 112,636 and 112,044 shares issued, respectively	1,126	1,120
Class B convertible common stock, $.01 par value, 14,000 shares authorized, 6,600 shares issued and outstanding	66	66
Additional paid-in capital	1,770,649	1,729,995
Accumulated other comprehensive loss, net	(32,298)	(45,014)
Retained earnings	2,151,740	1,991,933
Treasury stock at cost, 21,002 shares	(1,055,968)	(1,055,968)

Total stockholders’ equity	2,835,315	2,622,132

Total liabilities and stockholders’ equity	$7,040,053	$6,900,973

The accompanying notes are an integral part of these consolidated financial statements.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2009	2008	2009	2008
Revenues	$1,656,311	$1,612,070	$3,333,307	$3,216,524

Operating expenses:
Cost of revenues:
Wages and benefits	740,834	731,948	1,508,349	1,465,964
Services and supplies	402,431	403,365	830,808	776,870
Rent, lease and maintenance	208,974	196,491	414,065	398,634
Depreciation and amortization	99,372	95,616	196,259	193,222
Other	10,553	9,686	22,109	20,034

Cost of revenues	1,462,164	1,437,106	2,971,590	2,854,724
Other operating expenses	35,449	6,425	72,709	20,513

Total operating expenses	1,497,613	1,443,531	3,044,299	2,875,237

Operating income	158,698	168,539	289,008	341,287

Interest expense	29,429	35,896	58,683	71,104
Other non-operating expense (income), net	654	3,200	(8,442)	6,900

Pretax profit	128,615	129,443	238,767	263,283

Income tax expense	37,602	53,926	78,960	104,131

Net income	$91,013	$75,517	$159,807	$159,152

Earnings per share:
Basic	$0.93	$0.77	$1.64	$1.63
Diluted	$0.92	$0.77	$1.62	$1.62

Shares used in computing earnings per share:
Basic	97,830	97,548	97,736	97,428
Diluted	99,051	97,811	98,571	97,951

The accompanying notes are an integral part of these consolidated financial statements.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended December 31,
(in thousands)	2009	2008
Cash flows from operating activities:
Net income	$159,807	$159,152

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	196,259	193,222
Stock-based compensation expense	14,249	12,389
Excess tax benefit on stock-based compensation	(254)	(1,447)
Deferred income tax expense	25,835	28,003
(Gain) loss on long-term investments	(11,851)	18,945
Gain on sale of business units	(765)	(1,849)
Provision for uncollectible accounts receivable	2,892	3,485
Other non-cash activities	24,524	18,666
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(12,964)	(103,015)
Prepaid expenses and other current assets	3,148	(9,600)
Other assets	9,666	(4,112)
Accounts payable	121	31,937
Accrued compensation and benefits	(95,418)	(47,676)
Other accrued liabilities	(4,885)	(8,034)
Income taxes receivable/payable	29,757	16,570
Other long-term liabilities	5,962	(15,118)
Unearned revenue	(567)	17,207

Total adjustments	185,709	149,573

Net cash provided by operating activities	345,516	308,725

Cash flows from investing activities:
Purchases of property, equipment and software, net	(193,341)	(148,596)
Additions to other intangible assets	(49,217)	(17,818)
Payments for acquisitions, net of cash acquired	(7,952)	(18,960)
Proceeds from divestitures, net of transaction costs	803	10,338
Purchases of investments	—	(7,596)
Proceeds from sale of investments	8,036	12,603

Net cash used in investing activities	(241,671)	(170,029)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net	372	30,687
Payments of long-term debt	(37,223)	(72,764)
Excess tax benefit on stock-based compensation	254	1,447
Proceeds from stock options exercised	26,493	7,406
Other, net	(75)	(138)

Net cash used in financing activities	(10,179)	(33,362)

Net increase in cash and cash equivalents	93,666	105,334
Cash and cash equivalents at beginning of period	730,911	461,883

Cash and cash equivalents at end of period	$824,577	$567,217

The accompanying notes are an integral part of these consolidated financial statements.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

As of December 31, 2009, Affiliated Computer Services, Inc. (“ACS” or the “Company”) is a Fortune 500 and S&P 500 company with approximately 78,000 employees providing business process outsourcing and information technology services to commercial and government clients. We were incorporated in Delaware on June 8, 1988, and our corporate headquarters is located in Dallas, Texas. Our clients have time-critical, transaction-intensive business and information processing needs, and we typically service these needs through long-term contracts.

The consolidated financial statements are comprised of our accounts and the accounts of our controlled subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The financial information presented should be read in conjunction with our consolidated financial statements for the fiscal year ended June 30, 2009. The foregoing unaudited consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results of the interim period. The results for the interim period are not necessarily indicative of results to be expected for the year.

Significant accounting policies are detailed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

We present cost of revenues in our Consolidated Statements of Income based on the nature of the costs incurred. Substantially all these costs are incurred in the provision of services to our customers. The selling, general and administrative costs included in cost of revenues are not material and are not separately presented in the Consolidated Statements of Income.

Subsequent events have been evaluated through April 30, 2010, the date the financial statements were issued.

2. SALE OF THE COMPANY

In September 2009, we entered into an Agreement and Plan of Merger with Xerox Corporation (“Xerox”). On February 5, 2010, Xerox acquired all of the outstanding equity of ACS in a cash-and-stock transaction valued at approximately $6.5 billion. Each outstanding share of ACS Class A and Class B common stock was converted into a combination of 4.935 shares of Xerox common stock and $18.60 in cash. Xerox also issued convertible preferred stock with a liquidation value of $300 million and a fair value of $349 million as of acquisition date to our Class B shareholders.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. PENSION AND OTHER POST-EMPLOYMENT PLANS

Net periodic benefit cost

The following table provides the components of net periodic benefit cost (in thousands):

	Three Months Ended December 31,
	2009		2008
	Non-U.S.	U.S.	Non-U.S.	U.S.
Defined benefit plans:
Service cost	$1,031	$924	$1,480	$894
Interest cost	1,653	281	1,693	191
Expected return on assets	(1,511)	(315)	(1,497)	(240)
Recognized net actuarial gain	(2)	—	1	—
Amortization of prior service costs	(14)	55	—	55

Net periodic benefit cost for defined benefit plans	$1,157	$945	$1,677	$900

	Six Months Ended December 31,
	2009		2008
	Non-U.S.	U.S.	Non-U.S.	U.S.
Defined benefit plans:
Service cost	$2,075	$1,848	$3,212	$1,788
Interest cost	3,289	562	3,687	382
Expected return on assets	(3,005)	(630)	(3,283)	(480)
Recognized net actuarial gain	(4)	—	2	—
Amortization of prior service costs	(14)	110	—	110

Net periodic benefit cost for defined benefit plans	$2,341	$1,890	$3,618	$1,800

Contributions

We made contributions to the pension plans of approximately $3.5 million and $7.3 million during the three and six months ended December 31, 2009, respectively. We expect to contribute approximately $14.7 million to our pension plans during fiscal year 2010.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Numerator:
Net income	$91,013	$75,517	$159,807	$159,152

Denominator:
Basic weighted average shares	97,830	97,548	97,736	97,428
Effect of dilutive securities:
Stock options	1,221	263	835	523

Total potential common shares	1,221	263	835	523

Diluted weighted average shares	99,051	97,811	98,571	97,951

Earnings per share
Basic	$0.93	$0.77	$1.64	$1.63

Diluted	$0.92	$0.77	$1.62	$1.62

Additional dilution from assumed exercises of stock options is dependent upon several factors, including the market price of our Class A common stock. Weighted average stock options to purchase approximately 3.9 million and 13.0 million shares of common stock during the three months ended December 31, 2009 and 2008, respectively, and 8.3 million and 11.3 million shares of common stock during the six months ended December 31, 2009 and 2008, respectively, were outstanding but were not included in the computation of diluted earnings per share because the average market price of the underlying stock did not exceed the sum of the option exercise price, unrecognized compensation expense and the windfall tax benefit.

The calculation of diluted earnings per share requires us to make certain assumptions related to the use of proceeds that would be received upon the assumed exercise of stock options. These assumed proceeds include the excess tax benefit that we receive upon assumed exercises. We calculate the assumed proceeds from excess tax benefits based on the deferred tax assets actually recorded without consideration of “as if” deferred tax assets.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. COMPREHENSIVE INCOME

The objective of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes within a company’s equity.

The components of comprehensive income are as follows (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Net income	$91,013	$75,517	$159,807	$159,152
Other comprehensive income (loss):
Foreign currency translation adjustment	1,996	(45,559)	5,041	(81,893)
Unrealized gains (losses) on foreign exchange forward agreements (net of income tax of $679, $(799), $217 and $(1,493), respectively)	1,140	(1,158)	245	(2,303)
Amortization of unrealized loss on forward interest rate agreements (net of income tax of $239, $240, $479 and $480, respectively)	396	396	793	792
Unrealized gains (losses) on interest rate swap agreement (net of income tax of $1,660, $(8,793), $2,169 and $(8,633), respectively)	2,747	(14,552)	3,589	(14,288)
Unrealized gains (losses) on interest rate collar agreements (net of income tax of $1,020, $(3,824), $1,799 and $(4,031), respectively)	1,690	(6,328)	2,978	(6,670)
Amortization of prior service costs (net of income tax of $20, $20, $40 and $40, respectively)	35	35	70	70

Comprehensive income	$99,017	$8,351	$172,523	$54,860

The following table represents the components of accumulated other comprehensive loss, net (in thousands):

	As of December 31, 2009	As of June 30, 2009
Foreign currency losses	$(16,446)	$(21,487)
Unrealized gains on foreign exchange forward agreements
(net of income tax of $1,659 and $1,442)	2,677	2,432
Unrealized loss on forward interest rate agreements
(net of income tax of $(2,774) and $(3,253))	(4,651)	(5,444)
Unrealized losses on interest rate swap agreement
(net of income tax of $(9,344) and $(11,513))	(15,464)	(19,053)
Unrealized losses on interest rate collar agreements
(net of income tax of $(491) and $(2,290))	(811)	(3,789)
Unrecognized prior service costs
(net of income tax of $(429) and $(469))	(736)	(806)
Unrealized losses on funded status of pension and other benefit
(net of income tax of $1,050 and $1,050)	3,133	3,133

Total	$(32,298)	$(45,014)

We operate in countries where the functional currency is other than the U.S. dollar, such as the euro, British pound, Indian rupee and other local currencies. When the financial statements of our foreign subsidiaries are consolidated into our U.S. GAAP financial statements, and where such subsidiaries functional currencies are a currency other than the U.S. dollar, we convert such financial statements from the local functional currency of the foreign subsidiary into U.S. dollars. The assets and liabilities are converted using the applicable quarter-end spot exchange rate, while the revenues, expenses and net income of the subsidiaries are converted using an average exchange rate for each month during the period. Because exchange rates fluctuate over time, a debit or credit difference arises between the translated value of each foreign subsidiary’s assets and liabilities, using the latest quarter end spot rate, and the translated value of such subsidiary’s owners’ equity, which is carried at the average historical rate.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

All debits and credits accumulated during the fiscal year are netted for presentation purposes and considered to be translation gains and losses. These cumulative translation gains and losses, and the resulting activity within the fiscal year are reported within accumulated other comprehensive loss, net in the stockholders’ equity section of our Consolidated Balance Sheets.

6. FINANCIAL INSTRUMENTS

Derivatives and Hedging Activities

We use certain financial derivatives to mitigate our exposure to volatility in interest rates and foreign currency exchange rates. We use these derivative instruments to hedge exposures in the ordinary course of business and do not invest in derivative instruments for speculative purposes. Each derivative is designated as a cash flow hedge or remains undesignated. Changes in the fair value of derivatives that are designated and effective as cash flow hedges are recorded net of related tax effects in accumulated other comprehensive loss, net and are reclassified to the income statement when the effects of the item being hedged are recognized in the income statement. Any changes in derivative fair values due to ineffectiveness are recognized currently in income. Changes in the fair value of undesignated hedges are recognized currently in the income statement as other non-operating expense (income), net.

Foreign currency forward agreements

We utilize derivative financial instruments to manage our exposure to foreign currencies related to our domestic and international operations. We enter into foreign currency forward agreements in order to hedge the exchange rate risk associated with specific forecasted transactions, including revenue receipts from clients and payments for cost of revenues. Currencies that we hedge consist primarily of the Mexican peso, Indian rupee, Philippine peso, British pound, euro and Swiss franc. We designate only those contracts which closely match the terms of the underlying transaction as cash flow hedges for accounting purposes. The forward contracts are assessed for effectiveness at inception and on an ongoing basis. During the three and six months ended December 31, 2009 and 2008, there was no material deemed ineffectiveness related to cash flow hedges, and no reclassification to earnings due to hedged transactions no longer expected to occur. The majority of our contracts will expire at various times over the next 12 months. Results of hedges of revenue receipts and payments to suppliers are recognized in revenues and cost of revenues, respectively, when the underlying transactions affect net income. As of December 31, 2009 and June 30, 2009, the notional amount of our foreign exchange cash flow hedges was $107.1 million and $79.5 million, respectively.

Derivatives not designated as hedging instruments

We have entered into certain other foreign currency contracts not designated as qualified hedges for accounting purposes, although management believes they are essential economic hedges. As of December 31, 2009 and June 30, 2009, the notional amount of these agreements was $47.5 million and $28.3 million, respectively, with maturities ranging from January 2010 to August 2010.

Interest rate hedges

In January 2008, we entered into a zero cost interest rate collar with an interest rate cap of 3.281% and a floor of 2.425%. The notional amount of the collar is $500 million executed in two transactions each having two year terms, $300 million of which expires on January 30, 2010 and $200 million of which expires on February 11, 2010. In March 2007, we entered into a five-year amortizing interest rate swap agreement structured so that we pay a fixed interest rate of 4.897% and receive a floating interest rate equal to the one-month LIBOR rate. At both December 31, 2009 and June 30, 2009, the notional amount of the interest rate swap was $475 million. The interest rate collar and interest rate swap are designated as cash flow hedges of forecasted interest payments on up to $975 million of outstanding floating rate debt. The transactions had a fair market value of zero at inception.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In order to hedge the variability of future interest payments related to our Senior Notes issuance, we entered into forward interest rate agreements in April 2005. The agreements were designated as cash flow hedges of forecasted interest payments in anticipation of the issuance of the Senior Notes. The notional amount of the agreements totaled $500 million and the agreements were terminated in June 2005 upon issuance of the Senior Notes. The settlement of the forward interest rate agreements of $19.0 million ($12.0 million, net of income tax) was recorded in accumulated other comprehensive loss, net. We amortized approximately $0.6 million and $1.3 million to interest expense during each of the three and six months ended December 31, 2009. We amortized approximately $0.6 million and $1.3 million to interest expense during each of the three and six months ended December 31, 2008.

Please see Note 7 for information regarding the fair value of our financial instruments and Note 5 for additional information on changes in accumulated other comprehensive loss, net for the three and six months ended December 31, 2009 and 2008.

The following table presents the fair values of derivative instruments included within the Consolidated Balance Sheets (in thousands):

Item	Balance Sheet Location	As of December 31, 2009	As of June 30, 2009
Asset derivatives
Derivatives designated as hedging instruments
Foreign exchange forward agreements	Prepaid expenses and other current assets	$4,644	$3,860

		4,644	3,860

Derivatives not designated as hedging instruments
Non-qualified foreign exchange forward agreements	Prepaid expenses and other current assets	300	345

		300	345

Total asset derivatives		$4,944	$4,205

Liability derivatives
Derivatives designated as hedging instruments
Foreign exchange forward agreements	Other accrued liabilities	$309	$—
Interest rate swap and collar	Other accrued liabilities	17,137	24,704
Interest rate swap and collar	Other long-term liabilities	8,973	11,941

		26,419	36,645

Derivatives not designated as hedging instruments
Non-qualified foreign exchange forward agreements	Other accrued liabilities	356	390

		356	390

Total liability derivatives		$26,775	$37,035

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following tables present the amounts affecting the Consolidated Statements of Income (in thousands):

	Gain (Loss) Recognized in Other Comprehensive Income (Loss), Net on Derivatives(a)		Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss, Net into Income(a)	Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss, Net into Income(a)
Derivatives Designated as Hedging Instruments	Three Months Ended December 31,			Three Months Ended December 31,
	2009	2008		2009	2008
Cash flow hedges:
Foreign currency forward contracts	$(24)	$591	Revenues	$3	$67
Foreign currency forward contracts	3,398	(3,873)	Cost of revenues	1,552	(1,392)
Interest rate swap	(1,245)	(26,564)	Interest expense	(5,652)	(3,219)
Interest rate collar	(49)	(10,244)	Interest expense	(2,759)	(92)

Total designated cash flow hedges	$2,080	$(40,090)		$(6,856)	$(4,636)

	Gain (Loss) Recognized in Other Comprehensive Income (Loss), Net on Derivatives(a)		Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss, Net into Income(a)	Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss, Net into Income(a)
Derivatives Designated as Hedging Instruments	Six Months Ended December 31,			Six Months Ended December 31,
	2009	2008		2009	2008
Cash flow hedges:
Foreign currency forward contracts	$(62)	$347	Revenues	$125	$228
Foreign currency forward contracts	3,112	(4,510)	Cost of revenues	2,464	(595)
Interest rate swap	(5,432)	(29,941)	Interest expense	(11,190)	(7,019)
Interest rate collar	(710)	(10,793)	Interest expense	(5,487)	(92)

Total designated cash flow hedges	$(3,092)	$(44,897)		$(14,088)	$(7,478)

(a)	For the three months and six months ended December 31, 2009 and 2008, we recorded no ineffectiveness from cash flow hedges.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

		Gain (Loss) Recognized in Income on Derivatives
Derivatives not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income	Three Months Ended December 31,		Six Months Ended December 31,
		2009	2008	2009	2008
Foreign currency forward contracts	Other non-operating expense (income), net	$742	$1,195	$(622)	$412

At December 31, 2009, Citibank, N.A., Wells Fargo Bank, N.A., and SunTrust Bank were the counterparties with respect to all but an insignificant portion of our derivative liability. Our derivative liability totaled $1.01 billion in notional amounts as of December 31, 2009. The aggregate fair value amount of derivative instruments that contain credit-risk-related contingent features that are in a net liability position at December 31, 2009 is $26.8 million.

Under the terms of our derivative instruments with each of these counterparties, in the event of (i) bankruptcy or insolvency of the Company (or certain of its subsidiaries as set forth in the Credit Facility), (ii) bankruptcy or insolvency of the counterparty under the derivative instrument, or (iii) certain events of default (including failure to pay or deliver, cross defaults and the failure to comply with specified secured interest and lien requirements) or illegality, impossibility or certain tax events, in each case, the derivative instruments may terminate and we may be required to pay termination amounts there under to the extent we owe such amounts to the relevant counterparty. In addition, the terms of certain of these derivative instruments provide for termination of such instruments and the payment of termination amounts (to the extent we owe such a termination amount) if the Company were to be merged with or into, or all or substantially all of its assets were to be acquired by, another entity, and the surviving or transferee entity’s creditworthiness is materially weaker than the Company’s. We have netting arrangements with each of these counterparties that provide for offsetting payables against receivables from separate derivative instruments with each of the counterparties. Each of these counterparties to our derivative instruments are also lenders under our Credit Facility. Our Credit Facility, senior subordinated notes and substantially all of our derivative instruments contain provisions that provide for cross defaults and acceleration of those debt instruments and possible termination of those derivative instruments in certain situations.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Investments

As of December 31, 2009 and June 30, 2009, as part of our deferred compensation and other employee benefit plans, we held investments in insurance policies with a fair market value of $65.7 million and $57.7 million, respectively, and mutual funds with a fair market value of $27.0 million and $24.9 million, respectively. We recorded gains (losses) on these investments of $2.5 million and $(12.8 million) during the three months ended December 31, 2009 and 2008, respectively, and $10.5 million and $(18.6 million) during the six months ended December 31, 2009 and 2008, respectively. Our deferred compensation plan mutual funds are classified as trading securities. We had unrealized trading losses of $(1.1 million) and $(3.7 million) related to mutual fund investments held on December 31, 2009 and June 30, 2009, respectively.

During the three months ended September 30, 2009, we sold our U.S. Treasury Notes and recorded a gain on the sale of the Treasury Notes of $0.5 million. As of June 30, 2009, we held approximately $7.4 million of U.S. Treasury Notes in conjunction with a contract in our Government segment, which were pledged in accordance with the terms of the contract to secure our performance, and were classified as investments held to maturity.

7. FAIR VALUE MEASUREMENTS

Effective July 1, 2008, we adopted the authoritative guidance for fair value measurements and the fair value option for financial assets and financial liabilities. We did not record an adjustment to retained earnings as a result and the adoption did not have a material effect on the Company’s results of operations. The guidance for the fair value option for financial assets and financial liabilities provides companies the irrevocable option to measure many financial assets and liabilities at fair value with changes in fair value recognized in earnings. The Company has not elected to measure any financial assets or liabilities at fair value that were not previously required to be measured at fair value.

On July 1, 2009, we adopted a newly issued accounting standard for fair value measurements of all nonfinancial assets and nonfinancial liabilities not recognized or disclosed at fair value in the financial statements on a recurring basis. The accounting standard for those assets and liabilities did not have a material impact on our financial position, results of operations or liquidity. We did not have any significant nonfinancial assets or nonfinancial liabilities that would be recognized or disclosed at fair value on a recurring basis as of December 31, 2009.

The Financial Accounting Standards Board (“FASB”) provides a fair value framework that requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2:

Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):

Description	Level 1	Level 2	Level 3	Total
ASSETS
Other current assets
Foreign currency derivatives(a)	$—	$4,944	$—	$4,944
Other assets
Deferred compensation investments in cash surrender life insurance(b)	—	65,742	—	65,742
Deferred compensation investments in mutual funds(c)	—	27,035	—	27,035

Total assets	$—	$97,721	$—	$97,721

LIABILITIES
Other current liabilities
Foreign currency derivatives(a)	$—	$665	$—	$665
Interest rate swap and collar(d)	—	17,137	—	17,137
Other long-term liabilities
Deferred compensation plan liabilities(e)	—	89,265	—	89,265
Interest rate swap(d)	—	8,973	—	8,973

Total liabilities	$—	$116,040	$—	$116,040

(a)

Foreign currency derivatives consist of foreign currency forward agreements. Fair value is determined using observable market inputs such as the forward pricing curve, currency volatilities, currency correlations and interest rates, and considers nonperformance risk of the Company and that of its counterparties.

(b)	Fair value is reflected as the cash surrender value of Company-owned life insurance.
(c)	Fair value is based on quoted market prices for actively traded assets similar to those held by the deferred compensation plan.
(d)

The fair values of the interest rate swap and collars are determined using prices obtained from pricing agencies and financial institutions that develop values based on inputs observable in active markets, including interest rates, with consideration given to the nonperformance risk of the Company and that of its counterparties.

(e)

Fair value of the deferred compensation liability is based on the fair value of investments corresponding to employees’ investment selections, based on quoted prices for similar assets in actively traded markets.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. SEGMENT INFORMATION

The following is a summary of certain financial information by reportable segment (in thousands):

	Commercial	Government	Corporate	Consolidated
Three Months Ended December 31, 2009
Revenues	$1,008,908	$647,403	$—	$1,656,311
Operating expenses (excluding depreciation and amortization)	834,764	518,416	45,061	1,398,241
Depreciation and amortization expense	69,408	28,728	1,236	99,372

Operating income (loss)	$104,736	$100,259	$(46,297)	$158,698

Three Months Ended December 31, 2008
Revenues	$963,354	$648,716	$—	$1,612,070
Operating expenses (excluding depreciation and amortization)	813,541	515,907	18,467	1,347,915
Depreciation and amortization expense	68,607	26,191	818	95,616

Operating income (loss)	$81,206	$106,618	$(19,285)	$168,539

Six Months Ended December 31, 2009
Revenues	$2,029,281	$1,304,026	$—	$3,333,307
Operating expenses (excluding depreciation and amortization)	1,686,404	1,052,125	109,511	2,848,040
Depreciation and amortization expense	137,194	56,658	2,407	196,259

Operating income (loss)	$205,683	$195,243	$(111,918)	$289,008

Six Months Ended December 31, 2008
Revenues (a)	$1,922,771	$1,293,753	$—	$3,216,524
Operating expenses (excluding depreciation and amortization)	1,611,766	1,027,102	43,147	2,682,015
Depreciation and amortization expense	139,226	52,543	1,453	193,222

Operating income (loss)	$171,779	$214,108	$(44,600)	$341,287

(a)	Revenues in our Government segment include revenues from operations divested through December 31, 2009 of $0.3 million for the six months ended December 31, 2008.

9. COMMITMENTS AND CONTINGENCIES

Stock Option Grant Practices

On March 3, 2006, we received notice from the SEC that it was conducting an investigation into certain stock option grants made by us from October 1998 through March 2005. On June 7, 2006 and on June 16, 2006, we received requests from the SEC for information on all of our stock option grants since 1994. We have been providing supplemental information to the SEC on a voluntary basis following the initial SEC requests. The SEC issued its formal order of investigation in August 2006. The investigation remains active and the Company has had ongoing discussions with the SEC regarding its resolution.

On May 17, 2006, we received a grand jury subpoena from the United States District Court, Southern District of New York, requesting production of documents related to the granting of our stock option grants. We responded to the grand jury subpoena and produced documents to the United States Attorney’s Office in connection with the grand jury proceeding.

In response to the investigation by the SEC and the subpoena from a grand jury in the Southern District of New York, we initiated an internal investigation of our stock option grant practices. The investigation reviewed our historical stock option grant practices during the period from 1994 through 2005, including all 73 stock option grants made by us during this period, and the related disclosure in our Form 10-Q for the three months ended March 31, 2006 (the “May 2006 Form 10-Q”). We informed the SEC and the United States Attorney’s Office for the Southern District of New York of the results of our internal investigation. The results of the internal investigation are disclosed in our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006 (the “2006 Form 10-K/A”).

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Subsequent to the delivery of the results of the investigation, we, with the approval of our Audit Committee, determined that the cumulative non-cash stock-based compensation expense adjustment and related income tax effects were material. Our decision to restate our financial statements was based on the facts obtained by management and a special committee comprised of all of the then independent members of the Board of Directors, which oversaw the internal investigation. We determined that the cumulative, pre-tax, non-cash stock-based compensation expense resulting from revised measurement dates was approximately $51.2 million during the period from our initial public offering in 1994 through June 30, 2006. The corrections relate to options covering approximately 19.4 million shares. Previously reported total revenues were not impacted by our restatement. The impact of the restatement on each year of our previously issued financial statements is more fully disclosed in our 2006 Form 10-K/A.

Several shareholder derivative lawsuits were filed in connection with the Company’s stock option grant practices, generally alleging claims related to breach of fiduciary duty and unjust enrichment against certain of our directors and executives. Each of these lawsuits has been resolved and dismissed, resulting in the receipt of approximately $22.0 million from our Directors’ and Officers’ Insurance carriers, the receipt of approximately $1.8 million from certain former and current directors and executive officers, and the payment of approximately $22.0 million to the plaintiffs in the derivative actions, all of which occurred in fiscal year 2009. Related litigation brought by and on behalf of participants in the ACS Savings Plan was also resolved and dismissed, resulting in the payment of $1.5 million to the plaintiffs in fiscal year 2008.

In July 2007, we notified former employees with vested, unexercised and outstanding options which had exercise prices per share that were less, or may have been less, than the fair market value per share of ACS on the revised measurement dates for such options, as determined by us for accounting and tax purposes, that we will pay them the additional 20% income tax imposed by Section 409A based on the excess, if any, of the fair market value of our Class A common stock (up to $62 per share or up to $1.9 million in the aggregate) on the date a triggering event occurs or condition exists that under Section 409A results in the excess being recognized and reported as income on the former employee’s W-2 and the exercise price of the affected option (reduced by any gain that had become subject to tax in a prior year because of an earlier triggering event). As of December 31, 2009, these income tax reimbursements were estimated to be $1.8 million based on the fair market value of ACS Class A common stock on the exercise date and will be paid from cash flows from operating activities as the triggering event occurs for each option holder.

Investigation Concerning Procurement Process at Hanscom Air Force Base

In October 2002, one of our subsidiaries, ACS Defense, LLC, and several other government contractors received a grand jury document subpoena issued by the U.S. District Court for the District of Massachusetts. The subpoena was issued in connection with an inquiry being conducted by the Antitrust Division of the Department of Justice (“DOJ”). The inquiry concerns certain IDIQ (Indefinite Delivery – Indefinite Quantity) procurements and their related task orders, which occurred in the late 1990s at Hanscom Air Force Base in Massachusetts. In February 2004, we sold the contracts associated with the Hanscom Air Force Base relationship to ManTech International Corporation (“ManTech”); however, we have agreed to indemnify ManTech with respect to this DOJ investigation, which remains ongoing. At this time, the likely outcome of this matter is not determinable with a reasonable degree of assurance.

Litigation arising from alleged patent infringement

On April 4, 2008, JP Morgan Chase & Co. (“JPMorgan”) filed a lawsuit against Affiliated Computer Services, Inc. and ACS SLS (collectively, “ACS”) in U.S. District Court in Wilmington, Delaware. JPMorgan seeks certain declarations as well as unspecified monetary damages related to alleged violations by ACS of JPMorgan’s electronic payment card, lockbox, and check processing and imaging patents. On February 5, 2010, the parties entered into a Confidential Settlement Agreement and Mutual Release, which resolved the litigation. As a result, during the three months ended December 2009, we recorded a charge of $8.0 million ($5.0 million, net of income tax) related to the settlement of this litigation.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Litigation Arising from the Xerox Transaction

In late September and early October 2009, nine purported class action complaints were filed by Affiliated Computer Services, Inc. shareholders challenging ACS’s proposed merger with Xerox. Two actions were filed in the Delaware Court of Chancery which subsequently were consolidated into one action. Seven actions were filed in state courts in Texas, which subsequently were consolidated into one action in the Dallas County Court. The operative complaints in the Delaware and Texas actions name as defendants ACS and/or the members of ACS’s board of directors (the “Individual Defendants”) and Xerox Corporation and/or Boulder Acquisition Corp., a wholly owned subsidiary of Xerox (the “Xerox Defendants”). On October 22, 2009, a class of ACS shareholders was certified in the Delaware action. Pursuant to a stipulation entered into by all parties in the Delaware and Texas actions on November 20, 2009, the Texas plaintiffs agreed to stay prosecution of the Texas action until agreed otherwise by the defendants and ordered by the Texas court, and all plaintiffs agreed that any further prosecution of the Delaware and Texas actions, or any claims that could have been brought in those actions, would proceed in the Delaware action. The Texas court has calendared a trial date of November 29, 2010, for administrative purposes in the event that all issues are not resolved in the Delaware proceedings.

On December 11, 2009, plaintiffs in the Delaware action filed an amended complaint alleging, among other things, that (i) the Individual Defendants breached their fiduciary duties to ACS and its shareholders by authorizing the sale of ACS to Xerox for what plaintiffs deem inadequate consideration and pursuant to inadequate process, and the Xerox Defendants aided and abetted these alleged breaches; (ii) the Individual Defendants breached their fiduciary duties to ACS and its shareholders by agreeing to the provisions of the merger agreement relating to the consideration to be paid to the holders of Class B shares which the Delaware plaintiffs allege violates the ACS certificate of incorporation and is, therefore, void, and the Xerox Defendants aided and abetted these alleged breaches; and (iii) the Individual Defendants breached their fiduciary duties by failing to disclose material facts in the October 23, 2009 Form S-4 filed with the SEC in connection with the merger. The amended complaint seeks, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms, and unspecified compensatory damages, together with the costs and disbursements of the action.

On December 16, 2009, the Delaware court so ordered a stipulation between Xerox, ACS and certain Individual Defendants and the plaintiffs in the Delaware action providing, among other things, that in exchange for modifying certain provisions of the merger agreement and other consideration, the plaintiffs would not seek to enjoin any shareholder vote on the closing of the merger, nor take any action for the purpose of preventing or delaying the closing of the merger. On January 20, 2010, the Delaware court so ordered a stipulation by all parties in the Delaware action providing, among other things, for a trial to take place May 10-14, 2010 on the claims for damages asserted in the action. On January 29, 2010, defendants moved to dismiss the amended complaint and on February 8, 2010, plaintiffs moved for partial summary judgment. That motion was fully briefed and argued before the Delaware court on April 5, 2010, and the Delaware court reserved judgment on the motion. All defendants have answered the amended complaint, mooting their previously filed motions to dismiss. On April 28, 2010, plaintiffs filed a motion seeking leave to amend and to supplement the amended complaint.

The merger between ACS and Xerox closed on February 5, 2010. We deny any wrongdoing and are vigorously defending the actions.

Other

Certain contracts, primarily in our Government segment, require us to provide a surety bond or a letter of credit as a guarantee of performance. As of December 31, 2009, $649.2 million of our outstanding surety bonds and $52.6 million of our outstanding letters of credit secure our performance of contractual obligations with our clients. Approximately $19.9 million of our letters of credit secure our casualty insurance and vendor programs and other corporate obligations. In general, we would only be liable for the amount of these guarantees in the event of default in our performance of our obligations under each contract, the probability of which we believe is remote. We believe that we have sufficient capacity in the surety markets and liquidity from our cash flow and our Credit Facility to respond to future requests for proposals.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Our Commercial Education business performs third party student loan servicing in the Federal Family Education Loan program (“FFEL”) on behalf of various financial institutions. We service these loans for investors under outsourcing arrangements and do not acquire any servicing rights that are transferable by us to a third party. At December 31, 2009, we serviced a FFEL portfolio of approximately 5.7 million loans with an outstanding principal balance of approximately $61.6 billion. Some servicing agreements contain provisions that, under certain circumstances, require us to purchase the loans from the investor if the loan guaranty has been permanently terminated as a result of a loan default caused by our servicing error. If defaults caused by us are cured during an initial period, any obligation we may have to purchase these loans expires. Loans that we purchase may be subsequently cured, the guaranty reinstated and the loans repackaged for sale to third parties. We evaluate our exposure under our purchase obligations on defaulted loans and establish a reserve for potential losses, or default liability reserve, through a charge to the provision for loss on defaulted loans purchased. The reserve is evaluated periodically and adjusted based upon management’s analysis of the historical performance of the defaulted loans. As of December 31, 2009, other accrued liabilities include reserves which we believe to be adequate.

We are obligated to make certain contingent payments to former shareholders of acquired entities upon satisfaction of certain contractual criteria in conjunction with certain acquisitions. During the six months ended December 31, 2009 and 2008, we made contingent consideration payments of $1.8 million and $2.9 million, respectively, related to acquisitions completed in prior years. As of December 31, 2009, the maximum aggregate amount of the outstanding contingent obligations to former shareholders of acquired entities is approximately $45.7 million. Any such payments primarily result in a corresponding increase in goodwill.

In addition to the foregoing, we are subject to certain other legal proceedings, inquiries, claims and disputes, which arise in the ordinary course of business. Although we cannot predict the outcomes of these other proceedings, we do not believe these other actions, in the aggregate, will have a material adverse effect on our financial position, results of operations or liquidity.

10. NEW ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB revised principles and requirements for how an acquirer accounts for business combinations. The revisions include guidance for recognizing and measuring the assets acquired, liabilities assumed, and any noncontrolling or minority interests in an acquisition. The revised guidance is applied prospectively and became effective for the Company for business combinations occurring on or after July 1, 2009. In association with these changes, we recorded a write-down of costs incurred for proposed acquisitions of approximately $3.8 million ($2.4 million, net of income tax) on July 1, 2009 included in other operating expenses in our Consolidated Statement of Income for the three months ended September 30, 2009.

In December 2007, the FASB also issued guidance that establishes accounting and reporting standards that require noncontrolling interests to be reported as a separate component of equity, and net income attributable to the parent and to the noncontrolling interest to be separately identified in the income statement. This guidance also requires changes in a parent’s ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. There was no impact on the financial position or results of operations as a result of the adoption of this change on July 1, 2009.

Effective for the Company on July 1, 2009, the FASB Accounting Standard Codification™ (the “FASB Codification”) is the source of authoritative accounting principles recognized by the FASB. The FASB Codification identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities presented in conformity with generally accepted accounting principles in the United States of America. The application of the FASB Codification did not have an impact on our financial condition or results of operations.

In September 2009, the FASB issued revised guidance for accounting for contracts that contain more than one contract element. Specifically, we currently allocate the total arrangement consideration based upon the elements’ relative fair value. The revised guidance established a selling price hierarchy for determining the selling price of the contract elements, which is based on: (a) vendor-specific objective evidence; (b) third party evidence; or (c) estimates. This guidance also expands the required disclosures. We have not yet determined the impact, if any, that this new guidance could have on our results of operations or financial statement disclosures.